Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated November 5, 2018 to

Pricing Supplement No. 4, dated November 3, 2017 and Pricing Supplement No. 5, dated November 3, 2017, in each case to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Linked to the Rogers International Commodity Index®

— Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between April 6, 2018 and November 5, 2018:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	57.623%	$288,115	November 2, 2018
$500,000	57.623%	$288,115	November 2, 2018
$1,500,000	57.239%	$858,585	November 5, 2018

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between October 2, 2018 and November 5, 2018:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	57.266%	$572,660	October 9, 2018
$1,500,000	57.119%	$856,785	October 11, 2018
$1,500,000	57.276%	$859,140	October 12, 2018
$3,200,000	56.924%	$1,821,568	October 19, 2018
$2,000,000	56.930%	$1,138,600	October 22, 2018
$500,000	54.466%	$272,330	November 5, 2018

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$12,200,000	57.016%	$6,955,898	$843.05(1)

(1)                                 The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$843.05 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$73,838.68 as of the date hereof. After payment of the registration fee for this offering, US$72,995.63 remains available in SEK’s account for future registration fees.